       EXHIBIT (12)(a)  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          ($ in millions) (unaudited)

                                                        Six Months Ended     Year Ended
                                                            June 30         December 31
                                                          1995       1994        1994
                                                          ----       ----        ----
Income (loss) before income taxes
  and minority interest                                  $ 128      $ 183       $ 157
Less: Equity in income (loss) of 50 percent
  or less owned affiliates                                   -         (1)         (5)
Add: Fixed charges excluding capitalized interest          134        109         212
                                                         -----      -----       -----
Earnings as adjusted                                     $ 262      $ 293       $ 374
                                                         =====      =====       =====
Fixed charges:
  Interest expense                                       $ 119      $  92       $ 177
  Rental expense                                            15         17          35
  Capitalized interest                                       -          -           -
                                                         -----      -----       -----
Total fixed charges                                      $ 134      $ 109       $ 212
                                                         =====      =====       =====
Ratio of earnings to fixed charges                        1.96x      2.69x       1.76x
                                                         =====      =====       =====



                                     -36-